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                                                                   EXHIBIT 10.13


KINETICS

                                          THE KINETICS GROUP
                                          2805 Mission College Blvd.
                                          Santa Clara, CA  95054


                                          Telephone  408.727.7740
                                          Facsimile 408.727.9774

January 25, 2000


John Ferron

Dear John:

I enjoyed speaking with you last evening. I have revised the letter based on our discussion and am pleased to offer you the position of Chief Financial Officer with Kinetics. As Chief Financial Officer you will be initially responsible for the following areas:

        -   Corporate finance and accounting, including:

            -   Banking and financing

            -   Financial and accounting policies and procedures

            -   Consolidations

            -   Internal and external reporting

        -   Treasury

        -   Sales, property and payroll taxes

        -   Investor relations

        -   Facilities and office administration

        -   Risk management

        -   Corporate development

        - Participation in the budgeting and planning in coordination with our Senior Vice President of Strategic Planning

        -   Financial due diligence

        The purpose of this letter is to confirm with you, in writing the specifics of your compensation, consistent with the terms set forth below. Should you accept our offer, you will work in our Santa Clara, CA office reporting directly to me.

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John Ferron
January 25, 2000


ESTIMATED DATE OF HIRE:     February 21, 2000

COMPENSATION:               $225,000.00 annually. Employment classification is
                            exempt.

EXECUTIVE COMPENSATION      You will be eligible to participate in the Executive
PROGRAM:                    Compensation Program. This program includes an
                            average incentive compensation target for your position at approximately 40% of your annual salary.
                            Details about this program will be provided to you within the next few weeks.

SIGN ON BONUS: You will receive a one time hiring bonus of $50,000.00, less applicable taxes. $25,000 is payable upon beginning your position with the Company the week of February 21, 2000 and the balance is payable ninety (90) days from your date of hire.

HOME LOAN: You will receive a low interest home loan in the amount of $250,000 when required for the purchase of a home in the Santa Clara area.

BENEFITS:                   Health and welfare insurance and participation in
                            long-term disability and life insurance programs are available for your participation on the first of the month following your start-date. The Company offers its employees a 401(k) Plan. Detailed information about these benefits is attached.

RELOCATION:                 The Company will arrange and incur the expense
                            associated with relocating your personal belongs to the Santa Clara. See attached Addendum.

VACATION:                   Two weeks annually. Please refer to the policy for
                            specific details.

DRUG-TESTING POLICY:        USF/Kinetics maintains pre-employment drug testing,
                            a practice designed to prevent the hiring of individuals whose use of illegal drugs or alcohol may indicate a potential for impaired or unsafe job performance. Applicants are required to complete the pre-employment drug screening satisfactorily before their first day of work. You may not begin work for Kinetics unless and until this condition is satisfied.


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John Ferron
January 25, 2000


Under the Company's policy, all newly hired employees will complete a ninety
(90) day introductory period. This period allows you to understand your position and its responsibilities, as well as Company procedures and expectations. This period also allows Kinetics to evaluate your performance. Upon completion of this period, an interview will be conducted with you, your supervisor, and/or Human Resources to discuss observations and evaluate your performance.

It is expressly forbidden for any element or elements of this compensation plan to be assigned or transferred by you to any other person, company, or entity of any type. The term of your employment with Kinetics is at will. This means that either you or Kinetics may terminate the employment relationship at any time, with or without cause, with or without notice. With respect to the nature of your employment relationship with Kinetics, this constitutes the full, complete, and final agreement between you and Kinetics. This agreement cannot be modified or amended unless done so in writing and signed by both you and the President of Kinetics.

In acknowledgement that this letter is consistent with your understanding and that you agree to the provisions set forth in this letter, please sign, date, and return the enclosed copy of this letter to the Human Resources Department in the provided self-addressed envelope no later than one week from the date of this letter.

Please sign, date, and retain the second copy for your records. In order to comply with government mandated employment eligibility requirements, you must present proper documentation showing your eligibility to work in the United States on your first day of employment. Failure to do so will postpone your start date.

John, I hope the terms and conditions of this offer are acceptable to you. I believe you would be an outstanding addition to the organization, and I look forward to working with you.

Very truly yours,

         /s/ David J. Shimmon
--------------------------------------

David J. Shimmon
President and Chief Executive Officer


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John Ferron
January 25, 2000



                                 ACKNOWLEDGMENT

I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter. I further understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Kinetics, other than those expressly set forth or referenced herein.


           /s/ John Ferron                28 January 2000
-------------------------------------     -------------------------------------
           Mr. John Ferron                Date



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John Ferron
January 25, 2000


                       RELOCATION REIMBURSEMENT AGREEMENT

                            ADDENDUM TO OFFER LETTER


This offer letter addendum establishes the terms and conditions of the relocation assistance to be provided by Kinetics Group (herein referred to as (the Company") in association with the relocation of John Ferron (herein referred to as "the Employee").

In consideration of the fact that Employee is willing to relocate for an indefinite period of time to Santa Clara, California, the Company is willing to provide Employee with the relocation assistance as stated in this Relocation Reimbursement Agreement. The Company and Employee agree to the following terms and conditions:

In all cases, the Company will pay for actual and reasonable costs and shall be supported by receipts unless otherwise noted.

1.      Transporting Household and Personal Property

    This category covers the transportation of household and personal property, including:

        -   Furniture & non-perishable supplies

        - Two automobiles -- one on moving van and one shipped via truck carrier

        -   Complete packing of household goods

        -   Cost of disconnecting and connecting major appliances

        -   Cost of unpacking household goods at new home (if desired)

2.      Storage of Household Goods

        - Up to a maximum of ninety (90) days is authorized for the storage en route and at the new location of household goods and personal belongings. The movement of goods and belongings is considered complete when the Employee's goods or belongings are moved from storage into the final purchased living quarters.

3.      Moving of Family (Travel en Route)

        - The Employee will be reimbursed for the cost of moving his/her family, including pets, from their former residence in Texas into their new location. Meals, lodging, and airfare will be reimbursed based on actual receipts.

4.      Temporary Living Assistance

        - The Employee is authorized a maximum of ninety (90) days for temporary living assistance in the general Santa Clara area. Assistance for this purpose will be reimbursed at actual expense to include apartment rental, furniture rental, and normal utilities as applicable. Meals will be reimbursed to the Employee based

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John Ferron
January 25, 2000



            on a per diem rate of $25 per person per day. In addition, the Employee is allowed to make up to a maximum of ten (10) return visits to Cypress, Texas. Reimbursement for all temporary living assistance will be discontinued when one of the following events occurs: (1) Movement into living quarters at the new location defined as the address where the final delivery of household goods and personal effects occurs or (2) Expiration date of the ninety
            (90) day maximum allowance.

5.      House Hunting

        - Employee and his/her spouse along with dependents may take a maximum of 2 (two) trips for no more than a total of 5 (five) days and 4
            (four) nights. The Company will reimburse the Employee for actual and reasonable expenses to include airline transportation, lodging, meals, baggage, parking tolls, taxi fare and rental car. It is required that actual receipt be submitted in order for the Employee to receive said reimbursement.

6.      Sale of Home

        - Closing cost assistance (e.g. real estate commission fees, appraisal fees, copy charges, credit report fee, infestation report, inspection fees, lenders funding review fee, notary and legal fees, permits, realty transfer taxes, recording fees, seller's points, settlement fee, title search and insurance, and transfer stamps.) Reimbursement of these costs is based on actual expense but seller's points are capped at $2,000.

7.      Costs Incident to Acquiring a New Home

        - Employee will be reimbursed costs incident to acquiring a new home in the general Santa Clara area not to exceed $25,000. Expenses covered under this provision include the following: attorney's fees, mortgage approval and credit rating fees, mortgage tax, examination of the title fee, title insurance premium, recording fees, escrow or conveyance fees.

8.      Tax Gross Up Assistance

        - The Company will provide tax gross up assistance for the purposes of defraying income tax liability (federal, state, or local) arising as a direct result of reimbursement paid to the Employee by the Company as specified under the terms and conditions of this agreement.


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John Ferron
January 25, 2000


The Employee shall not be liable for any repayment of reimbursed relocation expenses by the Company based on length of service. This Relocation Reimbursement Agreement supercedes all prior verbal and written statements or representations and shall be considered an addendum to the formal offer letter.


APPROVAL


        /s/ Bill Wright             2/17/00
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Kinetics Group Representative       Date


ACCEPTANCE


        /s/ John R. Ferron          1/28/00
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John R. Ferron (Employee)           Date